Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report dated June 29, 2022, with respect to the consolidated financial statements of Nemaura Medical Inc. (Company) as of March 31, 2022 and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” in this Post-Effective Amendment No. 1 to Registration Statement and accompanying prospectus on Form S-1.

/s/ Mayer Hoffman McCann P.C.

Denver, Colorado

August 3, 2023